Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this registration statement on Form S-1 of our report dated March 28, 2025, relating to the consolidated financial statements of Safe Pro Group, Inc. (the “Company”) which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Safe Pro Group, Inc. as of December 31, 2024 and for the year then ended.

We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ RBSM LLP

Las Vegas, Nevada

June 6, 2025